Exhibit 10.1 EXECUTION VERSION

February 24, 2023

Scott A. Smith

c/o last address on file with the Company

Dear Scott:

On behalf of Viatris Inc. (the “Company”), I am pleased to confirm the terms of employment offered by the Company in connection with your role as Chief Executive Officer of the Company effective as of April 1, 2023 (the “Effective Date”).

1. Position. Your position shall be Chief Executive Officer, and you shall devote your full business time and attention to such position. You shall report to the Board of Directors (the “Board”) and you shall perform such duties as requested by the Board.

2. Work Location. In the first twelve (12) months, it is anticipated that a significant portion of your working time will be spent at Company offices in New York and/or Pittsburgh. You will also be required to travel as dictated by business needs.

3. Base Salary. Your annual base salary shall be $1,400,000 (“Base Salary”), payable on the Company’s standard payroll dates and subject to deductions and withholdings as required by applicable law.

4. Annual Incentive Bonus. Your target bonus opportunity shall be 150% of Base Salary, and shall be prorated for 2023 to reflect a partial year of service. The terms and conditions of the annual incentive plan applicable to the Company’s officers, including the applicable performance goals, will be subject to the determination of the Board (or its applicable designee) each year.

5. Long-Term Incentive Awards. During your employment with the Company, you shall be eligible to receive annual grants of long-term incentive awards as determined by the Board (or its applicable designee). It is intended that the grant date value of such awards shall equal (i) for 2023, 800% of Base Salary and (ii) for all subsequent years of your employment with the Company, 700% of Base Salary. The terms and conditions of the long-term incentive plan applicable to the Company’s officers, including the applicable performance goals, the mix of long-term incentive vehicles and the timing of applicable grants, will be subject to the determination of the Board (or its applicable designee) each year.

6. Severance. In the event you are terminated by the Company without Cause (as such term is defined in the applicable Viatris severance plan) following the commencement of your employment, you will be entitled to receive a severance payment equal to (i) the Severance Multiple multiplied by (ii) the sum of your Base Salary and target annual bonus in effect at the time of such termination. For purposes of this offer letter, the Severance Multiple means (x) one (1) in the event of a termination on or prior to June 30, 2024 and two (2) thereafter or (y) two and one-half (2.5) in the event of a termination at any point within twenty-four (24) months following a Change in Control of the Company (as defined in the Viatris 2020 Stock Incentive Plan). For the avoidance of doubt, you acknowledge and agree that upon any termination of your employment with the Company, you will be deemed to have immediately resigned from the Board and the board of directors (or equivalent) of any of the Company’s affiliates or subsidiaries and from any officer positions with the Company and its affiliates or subsidiaries. The severance hereunder, if applicable, will be paid to you in the form of installments over a period of months corresponding to the severance period, on the Company’s normal payroll dates, beginning no later than 60 days after your termination date, subject to your execution and non-revocation of the customary Company release of claims agreement signed by similarly situated senior executive officers.

7. Benefits. During your employment with the Company, you shall be eligible to participate in all of the various employee benefit plans and programs which are made available to similarly situated officers of the Company, in accordance with the eligibility provisions and other terms and conditions of such plans and programs.

8. Miscellaneous. The Company may deduct and withhold from any amount payable under this offer letter such Federal, state, local, foreign or other taxes as are required to be withheld. The validity, interpretation, construction and performance of this offer letter will be governed by the laws of the Commonwealth of Pennsylvania (without giving effect to its conflicts of law).

This offer is also contingent upon execution by you of any applicable agreements relating to your employment with the Company (or an affiliate of the Company) (including any applicable confidentiality and/or restrictive covenant agreement), in each case, in a form consistent with such agreement to be entered into with similarly situated Company officers, which may be provided to you at a later date.

To confirm your acceptance of this offer, please sign and return the original to me.

Your passion and commitment give us every reason to believe that together we will set new standards in healthcare and provide access to high quality medicine for the world’s 7 billion people.

Sincerely,

/s/ Andrew Enrietti
Andrew Enrietti
Chief Human Relations Officer

Accepted:

Signature	/s/ Scott A. Smith

Date	February 24, 2023